EXHIBIT 99.2

P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax (804) 254-3584
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P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:15 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Announces 50th Annual Dividend Increase and
Sets Annual Meeting Date
Richmond, VA May 27, 2020 / PRNEWSWIRE

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company's Board of Directors declared a quarterly dividend of seventy-seven cents ($0.77) per share on the common shares of the Company, payable August 3, 2020, to common shareholders of record at the close of business on July 13, 2020. This increase indicates an annualized rate of $3.08 per common share and a yield of approximately 7% based on the $44.35 closing price on May 26, 2020.

Mr. Freeman noted, “Today’s dividend increase is a milestone for our company. It is our 50th consecutive annual dividend increase, and we are very proud of this achievement. It represents the continuation of our strong record of returning value to our shareholders through our consistent dividend delivery. We have raised our common dividend every year since 1971."

The Board of Directors set the date of the Annual Meeting of Shareholders as Tuesday, August 4, 2020. It will be held at 11:00 a.m. at the Company’s headquarters building. The Board of Directors set the record date for the Annual Meeting of Shareholders as June 9, 2020.

Universal Corporation (NYSE: UVV), headquartered in Richmond, Virginia, sources, processes, and supplies agri-products. Tobacco has been our principal focus since our founding in 1918, and we are the leading global leaf tobacco supplier. We conduct business in more than 30 countries on five continents. Our revenues for the fiscal year ended March 31, 2019, were $2.2 billion. For more information on Universal Corporation, visit our website at www.universalcorp.com.

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